Exhibit 99.1

151 Farmington Avenue Hartford, CT 06156	Media Contact: Cynthia Michener 860-273-8553 michenerc@aetna.com Investor Contact: Tom Cowhey 860-273-2402 cowheyt@aetna.com
News Release

KAREN ROHAN NAMED PRESIDENT OF AETNA INC.; ADDITIONAL LEADERSHIP CHANGES ANNOUNCED TO ALIGN TO GROWTH STRATEGY

HARTFORD, Conn., December 1, 2014 – Aetna Chairman and CEO Mark T. Bertolini today announced the appointment of Karen S. Rohan, 51, as president of Aetna (NYSE: AET). In addition to her current responsibilities leading Local and Regional businesses, Rohan will oversee the National, Government, and Specialty businesses, reporting directly to Bertolini. The appointment of Rohan as president aligns the core institutional businesses under her direction.

Rohan joined the organization in 2012 as executive vice president and head of Specialty Products. In 2013 she assumed management of Aetna’s Local and Regional businesses, and has successfully led Aetna’s integration efforts for the 2013 acquisition of Coventry Health Care. Prior to joining Aetna, Rohan held several executive leadership positions with Cigna and Magellan Health Services.

“I am pleased that Karen will take this enhanced role in helping direct our operations as we continue to grow and meet the evolving needs of our customers,” said Bertolini. “Karen is a proven leader and has been instrumental in implementing our business strategy. I look forward to working with her over time as we strive to build a healthier world.”

Joseph M. Zubretsky will remain senior executive vice president, and will now focus solely on leading the Healthagen organization.  “Healthagen is a critical component of Aetna’s strategy as we work to transform the network model,” said Bertolini.  “Joe’s demonstrated leadership in this rapidly evolving marketplace will be an important element of our enduring success.”

Aetna/2

These changes will take effect January 1, 2015.

About Aetna

Aetna is one of the nation's leading diversified health care benefits companies, serving an estimated 46 million people with information and resources to help them make better informed decisions about their health care. Aetna offers a broad range of traditional, voluntary and consumer-directed health insurance products and related services, including medical, pharmacy, dental, behavioral health, group life and disability plans, and medical management capabilities, Medicaid health care management services, workers' compensation administrative services and health information technology products and services. Aetna's customers include employer groups, individuals, college students, part-time and hourly workers, health plans, health care providers, governmental units, government-sponsored plans, labor groups and expatriates. For more information, see  www.aetna.com and learn about how Aetna is helping to build a healthier world. @aetna

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